SENIOR PROMISSORY NOTE

U.S. $50,000.00	June 7, 2012

FOR VALUE RECEIVED, the undersigned Skinny Nutritional Corporation (hereinafter called the “Borrower” or “Maker”) does hereby covenant and promise to pay to the order of MICHAEL SALAMAN, (hereinafter together with any holder hereof, called “Lender” or “Holder”) at Three Bala Plaza East, Suite 101, Bala Cynwyd, PA, 19004, or at such other place as the Lender may designate to the Borrower in writing from time to time, in legal tender of the United States, the Principal Sum of Fifty Thousand and 00/100 DOLLARS ($50,000.00) (the "Loan") together with interest at the Interest Rate on the unpaid balance of the Principal Amount.

1. Term. The term of this note shall be two (2) months maturing on August 7, 2012 (such date being referred to herein as the “Maturity Date”).

2. Interest. The principal balance from time to time outstanding during the term of this note shall bear interest at a fixed rate of twelve percent (12%) per annum (the “Interest Rate”). The Interest Rate shall be computed on the basis of a 360 day year and shall be calculated for the actual number of days elapsed.

3. Payment. This Note shall be due and payable in one (1) payment of Interest and Principal shall be due in full on August 7, 2012. Upon the Maturity Date, any amounts due hereunder that remain outstanding shall be due in full.

4. Prepayment. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

5. Interest After Default. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the interest rate on this Note to 18.000% per annum, if and to the extent that the increase does not cause the interest rate to exceed the maximum rate permitted by applicable law.

6. Default. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

6.1	Monetary Default. Borrower fails to pay any installment or principal within ten (10) days of the date such payment is due under this Note.

6.2	Non-Monetary Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents which is not cured within thirty (30) days after written notice from Lender.

7. Lender’s Rights. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due and forthwith payable in advance of the Maturity Date.

8. Costs of Collection; Attorney’s Fees. If Borrower fails to make any amount due hereunder, or if any dispute arises hereunder (whether or not suit be brought); or if any legal action or other proceeding (including, without limitation, appeals or bankruptcy proceedings) whether at law or in equity, which arises out of, concerns, or relates to this Note, any and all transactions contemplated hereunder, the performance hereof, or the relationship created hereby, or is brought for the enforcement of this Note, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover all costs of collection including, without limitation, reasonable attorney’s fees, court costs, all expenses (even if not taxable as court costs), and all collection agency expenses, commissions or charges, incurred in connection with the dispute, action or proceeding, in addition to any other relief to which such party or parties may be entitled.

9. Governing Law. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the Commonwealth of Pennsylvania. This Note has been accepted by Lender in the Commonwealth of Pennsylvania.

10. Seniority. The Lender and Borrower agree and acknowledge that the obligations of the Borrower to the Holder under the Notes constitute “Senior Indebtedness” and “Permitted Indebtedness”, as those terms are defined in the November 2011 Security Agreement(s).

11. Transfer of Note. Lender may, at any time, sell, transfer or assign the Note, the related security instrument and any related loan documents, and any or all servicing rights with respect thereto, or grant participations therein (the “Securities”). Lender may forward to each purchaser, transferee, assignee, servicer, participant, or investor in such Securities or any Rating Agency (as hereinafter defined) rating such Securities (collectively, the “Investor”) and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Borrower, any loan to Borrower, any guarantor or the property, whether furnished by Borrower, any guarantor or otherwise, as Lender determines necessary or desirable.

12. General Provisions.

12.1 If any part of this Note cannot be enforced, this fact will not affect the rest of the Note.

12.2 Notwithstanding any term, condition, obligation or provision herein to the contrary, it is the expressed intent of the Lender that no interest, consideration or charge in excess of that permitted in the Commonwealth of Pennsylvania may be accrued, charged or taken or become payable hereunder. In the event it is hereafter determined that the Lender of this Note has taken, charged or reserved interest in excess of that permitted, whether due to prepayment, acceleration, or otherwise, such excess shall be refunded to the Borrower or credited against the sums due the Lender hereunder. Such refund or credit shall be Borrower’s sole and exclusive remedy for any interest taken, charged or reserved in excess of that permitted in Pennsylvania.

12.3 Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.

12.4 Acceptance of partial payments or payments marked “payment in full” or “in satisfaction” or words to similar effect shall not affect the duty of Borrower to pay all obligations due under this Note, and shall not affect the right of Lender to pursue any or all of the remedies available to it under this Note, at law or in equity.

12.5 Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.

12.6 Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as Borrower, guarantor, accommodation Borrower or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

12.7 This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

12.8 BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED THEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER’S ENTERING INTO THE LOAN EVIDENCED BY THIS NOTE.

12.9 Borrower acknowledges that the above paragraph has been expressly bargained for by Lender as part of the loan evidenced hereby and that, but for Borrower’s agreement and the agreement of any other person liable for payment hereof thereto, Lender would not have extended to the loan for the term and with the Interest Rate provided herein.

The undersigned has executed this Note on the day and year first above written.

BORROWER

Skinny Nutritional Corp., a Nevada Corporation

/s/

By:
Title: